Exhibit 10.1

July 28, 2010

William J. Casey
Chairman of the Board of Directors
TriCo Bancshares
63 Constitution Drive
Chico, California 95973

Dear Bill:

This letter is delivered to TriCo Bancshares (the “Company”) in connection with the Company’s grant to me of an option to purchase 100,000 shares of the Company’s common stock pursuant to a Notice of Grant of Stock Option with a date of grant of May 25, 2010 (the “Grant Date’) and a related Stock Option Agreement (the “Option”).

I hereby agree to rescind the portion of the Option representing the right to acquire 39,000 shares of the Company’s common stock such that (1) the Option shall be deemed to have represented an option to acquire 61,000 shares of the Company’s common stock since the Grant Date for all purposes, including but not limited to determining the vesting schedule for such option, and to have continued in full force and effect from such date to the present without interruption, (2) the grant of the portion of the Option representing 39,000 shares shall be deemed to have never occurred and (3) the Company shall have no further obligation with respect to the portion of the option representing such 39,000 shares.

Sincerely,

/s/ Richard P. Smith
Richard P. Smith

Acknowledged and agreed this
28th day of July, 2010:

TriCo Bancshares

/s/ William J. Casey
By: William J. Casey
Title: Chairman